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--------                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
 FORM 5                                                WASHINGTON, D.C. 20549
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/ / CHECK BOX IF NO LONGER               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    SUBJECT TO SECTION 16.
    FORM 4 OR FORM 5 OBLI-    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    GATIONS MAY CONTINUE.        Section 17(a) of the Public Utility Holding Company Act of 1935 or
    SEE INSTRUCTION 1(b).                Section 30(f) of the Investment Company Act of 1940
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTIONS REPORTED
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol       6. Relationship of Reporting Person(s)
                                                                                                  to Issuer (Check all applicable)
                                                                                                X  Director           10% Owner
   Cali          John          R.              Mack-Cali Realty Corporation (CLI)              ----               ----
-------------------------------------------------------------------------------------------        Officer (give      Other (specify
   (Last)       (First)      (Middle)       3. IRS or Social Security  4. Statement for        ----         title ----       below)
                                               Number of Reporting        Month/Year                        below)
                                               Person (Voluntary)
c/o Mack-Cali Realty Corporation                                          3/00
11 Commerce Drive
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                (Street)                                               5. If Amendment,       7. Individual or Joint/Group Filing
                                                                          Date of Original             (Check Applicable Line)
                                                                           (Month/Day/Year)     X Form Filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
Cranford,        New Jersey    07016                                                              Reporting Person
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   (City)       (State)         (Zip)
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                                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security             2. Trans-  3. Transac-   4. Securities Acquired (A) or  5. Amount of    6. Owner-     7. Nature of
   (Instr. 4)                       action     tion          Disposed of (D)                Securities      ship          Indirect
                                    Date       Code          (Instr. 3, 4 and 5)            Beneficially    Form:         Beneficial
                                   (Month/     (Instr. 8)                                   Owned at        Direct        Ownership
                                    Day/                                                    end of          (D) or        (Instr. 4)
                                    Year)   ------------- ------------------------------    Issuer's        Indirect
                                              Code   V       Amount    (A) or    Price      Fiscal Year     (I)
                                                                       (D)                  (Instr. 3
                                                                                            and 4)
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*If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 2270 (7/96)

                              POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                              CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                              A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 5 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                     (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security     2. Conver-   3. Trans-   4. Trans-     5. Number of             6. Date Exer-
   (Instr. 3)                          sion of      action      action        Derivative               cisable and
                                       Exercise     Date        Code          Securities Ac-           Expiration
                                       Price of    (Month/      (Instr. 8)    quired (A) or            Date
                                       Deriv-       Day/                      Disposed of             (Month/Day/
                                       ative        Year)                     (D)                      Year)
                                       Security                               (Instr. 3, 4, and 5)

                                                              ------------- ----------------------  --------------------

                                                               Code    V      (A)        (D)           Date      Expir-
                                                                                                       Exer-     ation
                                                                                                       cisable   Date
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Units of Limited Partnership
Interest(1)                                         3/7/00      G      V      80,274                   (2)
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7. Title and Amount of Secu-       8. Price   9. Number     10. Owner-     11. Na-
   rities Underlying Derivative       of         of Deriv-      ship           ture of
   Security (Instr. 3 and 4)          Deriv-     ative          Form of        Indirect
                                      ative      Secur-         Deriv-         Bene-
                                      Secur-     ities          ative          ficial
                                      ity        Bene-          Secur-         Owner-
                                      (Instr.    ficially       ity:           ship
                                      5)         Owned          Direct         (Instr. 4)
------------------------------------             at End         (D)
                                                 of Month       or In-
                     Amount or                   (Instr. 4)     direct
       Title         Number of                                  (I)
                     Shares                                     (Instr. 4)
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Common Stock         80,274                       164,225        D
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Explanation of Responses:

(1) The Units of Limited Partnership Interest ("Units") represent interests in Mack-Cali Realty, L.P., a Delaware limited partnership, through which Mack-Cali Realty Corporation conducts its real estate activities. The Units are redeemable for cash, based upon the fair market value of an equivalent number of shares of Common Stock at the time of such redemption, or, at the election of the Company, shares of Common Stock on a one-for-one basis.
(2) 63,523 of the Units were exercisable on August 31, 1995 and the remaining 16,751 Units were exercisable on August 31, 2000.


                                                                                   /s/ John R. Cali                     2/14/01
                                                                                  -----------------------------------  -----------
**Intentional misstatements or omissions of facts constitute                        **Signature of Reporting Person       Date
  Federal Criminal Violations.  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the
form displays a currently valid OMB number.                                                                                  Page 2
                                                                                                                    SEC 2270 (7-96)
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